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                                                                   EXHIBIT 23(d)



We consent to the incorporation by reference in the registration statement on Form S-3 of Potash Corporation of Saskatchewan Inc. of our report dated February 12, 1997, with respect to the consolidated balance sheets of Arcadian Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 and to the reference to our firm under the heading "Experts" in the registration statement.

KPMG Peat Marwick LLP

/s/ KPMG PEAT MARWICK LLP

Memphis, Tennessee
May 23, 1997